Exhibit 99


            Factors That May Affect Future Results

                 Amgen operates  in a rapidly changing  environment that
            involves a number of risks, some of which are beyond the Company's control. The following discussion highlights some of these risks, and others are discussed elsewhere herein and in other documents filed by the Company with the Securities and Exchange Commission.

               Product development

                 The Company  intends to continue an  aggressive product
            development program. Successful product development in the biotechnology industry is highly uncertain, and only a small minority of research and development programs ultimately result in the commercialization of a product. Of the candidates that are commercialized, all may not be commercially successful. Product candidates that appear promising in the early phases of development may fail to reach the market for numerous reasons, including, without limitation, results indicating lack of effectiveness or harmful side effects in clinical or preclinical testing, failure to receive necessary regulatory approvals, uneconomical manufacturing costs, the existence of third party proprietary rights, failure to be cost effective in light of existing therapeutics or other factors. There can be no assurance that the Company will be able to produce future products that have commercial potential.

                 Additionally, success in preclinical and early clinical
            trials does not ensure that large scale clinical trials will be successful. Clinical results are frequently susceptible to varying interpretations which may delay, limit or prevent further clinical development or regulatory approvals. The length of time necessary to complete clinical trials and receive approval for product marketing by regulatory authorities varies significantly by product and indication and is often difficult to predict. See "--Regulatory approvals."

               Regulatory approvals

                 The  Company's  research and  development,  preclinical
            testing, clinical trials, facilities, manufacturing and marketing of its products are subject to extensive regulation by numerous governmental authorities in the U.S. and other countries. The success of the Company's current products and future product candidates will depend in part upon obtaining and maintaining regulatory approval to market products in approved indications. Even if regulatory approval is obtained, a marketed product and its manufacturer are subject to continued review. Later discovery of previously unknown problems with a product or manufacturer may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. Failure to obtain necessary approvals, or the restriction, suspension or revocation of any approvals or the failure to comply with regulatory requirements could have a material adverse effect on the Company.

               Reimbursement; Third party payors

                 In  both domestic  and foreign  markets,  sales of  the
            Company's products are dependent in part on the availability of reimbursement from third party payors such as governments and private insurance plans. In certain foreign markets pricing and profitability of prescription pharmaceuticals are subject to government controls. In the United States, there has been, and the Company expects there to continue to be, a number of state and federal proposals to implement price controls. In addition, an increasing emphasis on managed care in the United States has and will continue to increase the pressure on pharmaceutical pricing and usage. Further, significant uncertainties exist as to the reimbursement status of newly approved therapeutic products, and current reimbursement policies for existing products may change. Changes in reimbursement or failure to obtain reimbursement may reduce the demand for, or the price of, the Company's products which could have a material adverse effect on the Company including results of operations. Specifically, patients in the U.S. receiving EPOGEN(R) in connection with treatment for end stage renal disease are covered primarily under medical programs provided by the federal government. Therefore, EPOGEN(R) sales may be affected by future changes in reimbursement rates or the basis for reimbursement by the federal government.

               Guidelines

                 In addition to government agencies that promulgate
            regulations and guidelines directly applicable to the Company and its products, private health/science foundations and organizations involved in various diseases may also publish, from time to time, guidelines or recommendations to the healthcare and patient communities. These private organizations may make recommendations that affect the usage of certain therapies, drugs or procedures, including the Company's products. Such recommendations may relate to such matters as usage, dosage, route of administration and use of concomitant therapies. Recommendations or guidelines that are followed by patients and healthcare providers and that result in, among other things, decreased use of the Company's products could have a material adverse effect on the Company. In addition, the perception that such recommendations or guidelines will be followed could adversely affect prevailing market prices for the Company's common stock.

               Intellectual property and legal matters

                 The    patent   positions    of   pharmaceutical    and
            biotechnology companies can be highly uncertain and involve complex legal, scientific and factual questions. To date there has emerged no consistent policy regarding breadth of claims allowed in such companies' patents. Accordingly, there can be no assurance that patents and patent applications relating to the Company's products and technologies will not be challenged, invalidated or circumvented or will afford protection against competitors with similar products or technology. Patent disputes are frequent and can preclude commercialization of products. The Company currently is, and may in the future be, involved in patent litigation. Such litigation, if decided adversely, could subject the Company to significant liabilities, cause the Company to obtain third party licenses  or  cease  using  the  technology  or  product  in dispute. However, there can be no assurance that such licenses will be available on terms acceptable to the Company, or at all.

                 The  Company  is   currently  involved  in  arbitration
            proceedings with Ortho Pharmaceutical Corporation, a subsidiary of Johnson & Johnson ("Johnson & Johnson"), relating to a license granted by the Company to Johnson & Johnson for sales of Epoetin alfa in the United States for all human uses except dialysis and diagnostics. See Note 4 to the Condensed Consolidated Financial Statements, "Contingencies - Johnson & Johnson arbitrations."

               Competition

                 Amgen  operates in  a  highly competitive  environment.
            The Company competes with pharmaceutical and biotechnology companies, some of which may have technical or competitive advantages, for, among other things, the development of technologies and processes and the acquisition of technology from academic institutions, government agencies and other private and public research organizations. There can be no assurance that the Company will be able to produce or acquire rights to products that have commercial potential. Even if the Company achieves product commercialization, there can be no assurance that one or more of the Company's competitors will not: (1) achieve product commercialization earlier than the Company, (2)
            receive patent protection that dominates or adversely affects the Company's activities or (3) have significantly greater marketing capabilities.

               Fluctuations in operating results

                 The  Company's  operating  results may  fluctuate  from
            period to period for a number of reasons. Historically the Company has planned its operating expenses, many of which are relatively fixed in the short term, on the basis that revenues will continue to grow. Accordingly, even a relatively small revenue shortfall may cause a period's results to be below Company expectations. Such a revenue shortfall could arise from any number of factors, including, without limitation, lower than expected demand, changes in wholesaler buying patterns, changes in product pricing strategies, increased competition from new and existing products, fluctuations in foreign currency exchange rates, changes in government or private reimbursement, transit interruptions, overall economic conditions or natural disasters (including earthquakes). The Company also experiences a degree of seasonality in its operating results. See "Results of Operations - Product sales - NEUPOGEN(R) (Filgrastim)."

               Rapid growth

                 The Company has adopted an  aggressive growth plan that
            includes substantial and increased investments in research and development and investments in facilities that will be required to support significant growth. This plan carries with it a number of risks, including a higher level of operating expenses, the difficulty of attracting and assimilating a large number of new employees, and the complexities associated with managing a larger and faster growing organization.

               Stock price volatility

                 The  Company's   stock  price,   like  that   of  other
            biotechnology companies, is subject to significant volatility. The stock price may be affected by, among other things, clinical trial results and other product development related announcements by Amgen or its competitors, regulatory matters, announcements in the scientific and research community, intellectual property and legal matters, changes in reimbursement policies or medical practices or broader industry and market trends unrelated to the Company's performance. In addition, if revenues or earnings in any quarter fail to meet the investment community's expectations, there could be an immediate adverse impact on the Company's stock price.